Investor Contacts: Rusty Cloutier
  President & CEO or
  Jim McLemore, CFA
  Sr. EVP & CFO
  337.237.8343

MidSouth Bancorp, Inc. to List Common Shares
on the New York Stock Exchange

LAFAYETTE, LA., September 19, 2013/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (NYSE MKT: MSL) (“MidSouth” or the “Company”) today announced that it will transfer the listing of its common stock to the New York Stock Exchange ("NYSE") from the NYSE MKT.  MidSouth expects its shares to begin trading on the NYSE on September 23, 2013, under its current ticker symbol "MSL."  The Company will continue to trade on the NYSE MKT until the transfer is complete.

C.R. Cloutier, President and CEO of MidSouth, said, "We are excited to announce the transfer of our listing to the NYSE, home to many of the world's most well-established companies.   The enhanced trading distribution and prestige of the NYSE should provide long-term value to our shareholders.”

“We are happy to welcome MidSouth to the NYSE,” commented Scott R. Cutler, NYSE Executive Vice President and Co-Head of U.S. Listings and Cash Execution.  “As a result of this transfer, MidSouth will enhance its benefits from their partnership with the NYSE.”

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of June 30, 2013. Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 60 banking centers in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 50,000 surcharge-free ATMs. Additional corporate information is available at www.midsouthbank.com.